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                                                                     EXHIBIT 5.1

               [FROM OF WILSON SONSINI GOODRICH & ROSATI OPINION]

                [LETTERHEAD OF WILSON SONSINI GOODRICH & ROSATI]


                                     [DATE]

Komag, Incorporated
1710 Automation Parkway
San Jose, California  95131

        Re:  Registration Statement on Form S-1

Ladies and Gentlemen:

        We have examined the Registration Statement on Form S-1 filed by Komag, Incorporated (the "Company") with the Securities and Exchange Commission on August 27, 2002 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of up to 14,104,633 shares of the Company's common stock (the "Shares") and $135,125,900 in aggregate principal amount plus pay-in-kind interest of the Company's Senior Secured Notes due 2007 (the "Senior Notes"). The Shares and the Senior Notes are being registered for resale to the public by the selling security holders as described in the Registration Statement. As legal counsel of the Company, we have examined the proceedings proposed to be taken in connection with the registration of the Shares and the Senior Notes.

        Based upon the foregoing, we are of the opinion that (i) the Shares, when sold in the manner described in the Registration Statement, will be duly authorized, validly issued, fully paid and nonassessable and (ii) the Senior Notes have been duly authorized and are binding obligations of the Company entitled to the benefits of the Indenture, dated as of June 30, 2002, between the Company and the Bank of New York, as Trustee (the "Indenture").

        Our opinions set forth herein are qualified as to: (i) limitations imposed by bankruptcy, insolvency, reorganization, arrangement, fraudulent conveyance, moratorium or other similar laws relating to or affecting the rights of creditors generally, including, without limitation, laws relating to fraudulent transfers or conveyances and preferences, (ii) rights to indemnification and contribution which may be limited by applicable law or equitable principles, and (iii) the effect of general principles of equity, including without limitation, concepts of materiality, reasonableness, good faith and fair dealing, and the possible unavailability of specific performance, injunctive relief or other equitable relief, and limitations on rights of acceleration regardless of whether considered in a proceeding in equity or at law.


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        To the extent that the obligations of the Company under the Indenture may be dependent upon such matters, we assume for purposes of this opinion that the Trustee under the Indenture has been duly organized, is validly existing and is in good standing under the laws of its jurisdiction of organization; that the Trustee is duly qualified to engage in the activities contemplated by the Indenture; that the Indenture has been duly authorized, executed and delivered by the Trustee and constitutes a legally valid, binding and enforceable obligation of the Trustee enforceable against the Trustee in accordance with its terms; that the Trustee is in compliance, generally and with respect to acting as trustee under the Indenture, with all applicable laws and regulations; and that the Trustee has the requisite organizational and legal power and authority to perform its obligations under the Indenture.

        We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement, including the prospectus constituting a part thereof, and any amendment thereto.

                                    Very truly yours,
                                    WILSON SONSINI GOODRICH & ROSATI
                                    Professional Corporation